Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BEAZER HOMES ANNOUNCES GOODWILL IMPAIRMENT CHARGE

ATLANTA, March 29, 2005 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) and its Board of Directors have concluded that substantially all of the goodwill allocated to certain underperforming operations in Indiana, Ohio, Kentucky, and Charlotte, North Carolina is likely to be impaired.  As of March 29, 2005, the affected operations had approximately $131 million of goodwill which was recorded upon the Company’s acquisition of Crossmann Communities (“Crossmann”) in April 2002.  The Company will finalize the exact amount of such impairment and record a non-cash charge in its financial statements filed on Form 10-Q for the quarter ending March 31, 2005 after completing the testing, analysis and review of the forecasts and valuations of the affected entities with its independent third-party valuation specialist.  Any non-cash impairment charges will not impact the Company’s ability to generate cash flow in the future or its compliance with its debt covenants, nor are such charges tax deductible.

This conclusion was reached as part of the Company’s annual long-term strategic planning process which is currently underway.  Concurrently, the Company is conducting its annual impairment testing of goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.  The Company’s measurement date for purposes of such testing is April 30.  The testing is conducted annually for purposes of assessing the recoverability of goodwill recorded in connection with previously consummated acquisitions.

While the Company remains committed to the Indiana, Ohio, Kentucky and Charlotte, North Carolina markets, they presently suffer from relatively weak local economies and severe price competition, particularly at entry level price points.  The Company has put in place several strategies to broaden its target price points and to reduce its investment in and exposure to the entry level segment in these markets.

Separately, the Company expects to record approximately $40 million in additional charges during the quarter ending March 31, 2005 associated with the settlement agreement between the parties in the previously disclosed class action suit related to construction defect claims from water intrusion against Trinity Homes LLC (“Trinity”) and Beazer Homes Investment Corp., Trinity’s parent.  Trinity was acquired in the Crossmann acquisition.  The Hamilton County Indiana Superior Court previously approved a settlement agreement between the parties to the class action suit.  No appeals of the Court’s order were received and, on December 17, 2004, the Company sent claims notices requiring potential class action members to respond by February 15, 2005 or be prohibited from future legal action.  The charges taken this quarter to adjust recorded liabilities are the Company’s best estimate of the ultimate liability for this matter at the present time.

The Company expects to attain its original outlook for earnings per share of $6.67-$7.00 in fiscal 2005 prior to any impairment charge but inclusive of the charge associated with Trinity.  The earnings per share outlook gives effect to the 3-for-1 stock split completed on March 22, 2005.  While the Midwestern and Charlotte, NC markets are weaker than originally anticipated, strength in the Company’s other major markets is currently expected to offset any shortfall in operating contribution from the Midwest and

Charlotte.  The Company will provide greater detail on its operations and its outlook for the year during its earnings conference call for the quarter ending March 31, 2005, which is scheduled for April 28, 2005.

A one-hour conference call will be held today, March 29, 2005 at 5:30 pm ET to discuss these developments and answer questions. To access the conference call, listeners should dial 800-369-1904.  To be admitted to the call, verbally supply the passcode “BZH”. You may also listen to the conference call over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com. A replay of the call will be available shortly after the conclusion of the live call, extending until midnight on April 5, 2005. To directly access the replay, dial 866-485-4169, or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on entry-level segment in certain markets will not achieve desired results, and other factors described in the Company’s Form S-3/A filed with the Securities and Exchange Commission on August 17, 2004 and Annual Report on Form 10-K for the year ended September 30, 2004.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`